EXHIBIT 10.1

SETTLEMENT AND RELEASE AGREEMENT

THIS SETTLEMENT AND RELEASE AGREEMENT (the “Settlement Agreement”), made and entered into this 15th day of February, 2007, is by and between Cytogen Corporation (“Cytogen”) and Advanced Magnetics, Inc. (“AMI”)(collectively, the “Parties”).

RECITALS

WHEREAS, Cytogen and AMI currently are engaged in a dispute, and are parties to a certain civil action pending in the Superior Court Department of the Trial Court of the Commonwealth of Massachusetts (the “Court”), entitled Cytogen Corporation v. Advanced Magnetics, Inc., Civil Action No. 06-0313-BLS2 (hereinafter the “Lawsuit”);

WHEREAS, in the Lawsuit, the Parties have asserted various claims and counterclaims against each other;

WHEREAS, the Parties deny the allegations set forth by the other in the Lawsuit;

WHEREAS, the Parties to this Settlement Agreement recognize that in order to avoid further costs and uncertainty in connection with the Lawsuit, it is in their respective best interests to compromise and thereby terminate and conclude the Lawsuit and all disputes between them.

NOW, THEREFORE, in consideration of the mutual covenants expressed herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned parties to this Settlement Agreement mutually agree and contract with each other, as follows:

1.	SETTLEMENT PAYMENT.

By no later than three (3) business days following the full execution of this Settlement Agreement, AMI shall pay to Cytogen a sum total of four million U.S. dollars (USD$4,000,000.00) by certified check or wire transfer (the “Settlement Amount”).

2.	RELEASE OF ESCROWED SHARES.

By no later than ten (10) business days following the full execution of this Settlement Agreement, the Parties shall jointly and in writing inform ChaseMellon Shareholder Services, L.L.C. (the “Escrow

Agent”) that the License Agreement has been mutually terminated by the Parties and instruct the Escrow Agent to release and transfer to Cytogen the 50,000 shares (formerly 500,000 shares) of Cytogen stock (the "Escrow Shares"), and any dividends or other distributions comprising the Additional Escrow Fund currently being held by the Escrow Agent pursuant to the Escrow Agreement by and among Cytogen and AMI and the Escrow Agent, dated as of August 25, 2000 (the “Escrow Agreement”). If required by the Escrow Agent, Cytogen and AMI shall also execute and provide any further instructions reasonably necessary to enable Cytogen's Transfer Agent to reissue the Escrow Shares in the name of Cytogen. AMI shall also be responsible for its share of any fees previously incurred by the Escrow Agent pursuant to Section 5 of the Escrow Agreement. The Escrow Agreement shall terminate upon the transfer of the 50,000 shares of Cytogen stock to Cytogen as provided herein. Notwithstanding the preceding sentence, and subject only to this Section 2, AMI is no longer subject to any obligations under the Escrow Agreement.

3.	STIPULATION OF DISMISSAL.

Immediately following Cytogen’s receipt of the Settlement Amount, the Parties shall file with the Court a Stipulation of Dismissal with Prejudice in the form attached hereto as Exhibit A.

4.	MUTUAL RELEASES.

Effective as of the full execution of this Settlement Agreement and payment to Cytogen of the Settlement Amount pursuant to Section 1, above, in consideration of the settlement of the Lawsuit and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject only to the proviso contained in the second sentence of this Release, the Parties, on behalf of themselves and their parents, subsidiaries, affiliates, predecessors, successors and assigns, and all past and present officers, directors, employees, shareholders, agents, servants, attorneys and other representatives of any of the foregoing (including persons or entities controlling, controlled by or under common control with Cytogen or AMI), fully, finally, unconditionally, irrevocably and forever release and discharge each other, and each other’s past and present officers, directors, employees, agents, servants, attorneys, insurers, and other representatives (including but not limited to Jerome Goldstein and Michael Becker), and all heirs, executors, administrators, predecessors, successors, affiliates and assigns of any of the foregoing (the “Released Parties”), from any and all claims, liabilities, causes of action, rights of action and actions, demands, suits, proceedings, damages, costs, fees and expenses, and any and all claims, demands and liabilities whatsoever, of every name and nature, both at law and in equity, whether known or unknown, suspected or unsuspected (collectively, “Claims”), including, without limiting the generality of the foregoing, any and all Claims which Cytogen or AMI now has or ever had against the other, including but not limited to Claims arising from or relating, directly or indirectly, to any of the allegations contained in the Complaint and/or Counterclaims filed in the Lawsuit. Notwithstanding anything to the contrary in the preceding sentence, nothing in this Release shall release Cytogen or AMI, or any of the Released Parties, for any Claim which one party may have against the other for breach of this Settlement Agreement or for any wrong or breach arising out of any act, omission or conduct which occurs after the date of this Settlement Agreement.

5.	REPRESENTATION BY AMI.

The monthly reports dated September 2006, November 14, 2006, December 19, 2006, January 10, 2007, and February 14, 2007 delivered by AMI to Cytogen in accordance with the terms of the License Agreement accurately reflected the status of the Combidex® Project in all material respects as of the date of such reports.

6.	STATUS OF THE PARTIES’ VARIOUS AGREEMENTS.

Effective immediately upon complete execution of this Settlement Agreement, the License and Marketing Agreement by and between Cytogen Corporation and Advanced Magnetics, Inc., dated August 25, 2000 (the “License Agreement”) and the Supply Agreement by and between Cytogen Corporation and Advanced Magnetics, Inc., dated as of August 25, 2000 (the “Supply Agreement”) are hereby terminated and are no longer in force or effect, and Cytogen no longer has any license, supply, marketing, sales or other rights whatsoever to or in Combidex® or ferumoxytol (formerly referred to as Code 7228). Notwithstanding the foregoing, Section 7 of the License Agreement and Section 7 of the Supply Agreement continue and survive pursuant to their terms.

7.	PROVISION AND RETURN OF MATERIALS.

By no later than twenty-one (21) days following the full execution of this Settlement Agreement, Cytogen: (i) shall provide to AMI all market analyses or reports, if any, in Cytogen’s possession, custody, or control for or relating to Combidex® or magnetic resonance imaging contrast agents; and (ii) shall return to AMI (a) the Agent Technology (as defined in the License Agreement), (b) the Manufacturing Technology (as defined in the License Agreement), if any, in its possession, and (c) Project Information (as defined in the License Agreement) not developed by Cytogen, or otherwise destroy such Agent Technology, Manufacturing Technology and Project Information, and certify in writing and under oath that such Agent Technology, Manufacturing Technology and Project Information has been destroyed.

8.	CONFIDENTIALITY.

The Parties agree not to disclose the contents of this Settlement Agreement, including, but not limited to, the settlement amount or any matters pertaining to this Agreement and the facts and circumstances of their respective claims, counterclaims or allegations to any third party unless such disclosure is: (i) lawfully required by any governmental agency; (ii) otherwise required to be disclosed by law; (iii) necessary in any legal proceeding in order to enforce any provisions of this Settlement Agreement or to claim damages as a result of an alleged breach of this Settlement Agreement by the other Party; (iv) necessary for accounting or tax purposes, or (v) made to legal, accounting or tax professionals or to any other person or entity under an obligation to preserve the confidentiality of such information. To the extent permitted by law, each Party agrees that it will notify the other affected Party in writing within five (5) calendar days of the receipt of any subpoena, court order, or administrative order requiring disclosure of information subject to this nondisclosure provision. Notwithstanding the foregoing, the Parties agree that they may issue the press releases in the forms attached hereto as Exhibit B (AMI press release) and Exhibit C (Cytogen press release), and any future disclosure of the specific terms set forth in such press releases shall not be a violation of this Section 8.

9.	NON-DISPARAGEMENT.

The Parties agree and covenant to refrain from making any statements or references, either directly in the form of oral or written statements or indirectly, to any third party that disparages, depreciates, ridicules, deprecates, condemns, criticizes, or maligns Cytogen, AMI, any of Cytogen’s or AMI’s respective Released Parties, Combidex®, ferumoxytol, Quadramet®, ProstaScint®, Caphosol®, Soltamox™ or CYT-500. A violation of this non-disparagement obligation may be remedied by injunctive relief and an award of damages and costs.

10.	PURPOSE AND EFFECT OF SETTLEMENT.

10.01. Each party to this Settlement Agreement represents that this is a full, complete and mutual settlement and is predicated solely upon each party’s desire to avoid the further legal expense that would be entailed in any further discovery, pretrial motions, trial, and appellate proceedings in the Lawsuit.

10.02. The Parties each warrant and represent that this Settlement Agreement is the result of a compromise. While this Settlement Agreement resolves the issues between the parties, it does not constitute an admission by any party of any liability whatsoever. Neither this Settlement Agreement nor anything in the Settlement Agreement shall be construed to be or shall be admissible in any proceeding as evidence of liability by any of the Parties.

11.	CONSTRUCTION AND AUTHORITY.

11.01. Construction as Contract. It is expressly understood and agreed that the terms hereof are contractual and not merely recitals and that the agreement contained herein, the Settlement Amount and consideration to be transferred are to compromise disputed claims and to avoid litigation. It is also expressly understood and agreed that this Settlement Agreement has been prepared jointly by the parties hereto. Each Party has cooperated in the drafting and preparation of this Settlement Agreement. Hence, in any construction to be made of this

Settlement Agreement, the same shall not be construed against any Party on the basis that the Party was the drafter. Rather, the language of this Settlement Agreement shall in all instances be construed as a whole, according to its fair meaning and not strictly for or against any of the Parties.

11.02. Warranty. All parties hereto warrant that they have read this Settlement Agreement and fully understand it to be a compromise and settlement and release of all claims as described in the releases above. Each party further warrants and represents that they have not heretofore assigned or transferred to any person not a party to this Settlement Agreement any released claim or any part or portion thereof and each shall defend, indemnify and hold harmless the other from or against any claim (including payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of such transfer made, purported or claimed.

11.03. Authority. Each party hereto, and the person executing the Settlement Agreement for each party, warrants and represents that this Settlement Agreement is being executed by and for each of said parties by duly-authorized representatives. This Settlement Agreement binds and benefits Cytogen and AMI, their successors, assigns, parents, subsidiaries, divisions, affiliates, and controlled companies, whether corporations, partnerships, trusts, joint ventures or others, and their past, present and future representatives, attorneys, consultants, directors, officers, employees, shareholders, trustees, agents and advisors.

11.04. Representation by Counsel. The Parties represent and warrant that each was represented by an attorney employed to represent said party with respect to this Settlement Agreement and all matters covered herein; that each party hereto has been fully advised by its attorney concerning its rights with respect to the execution of this Settlement Agreement; and

that its attorney is authorized and directed to execute all documents and to take all necessary action to effectuate the terms of this Settlement Agreement and terminate the Lawsuit.

12.	RULES OF CONSTRUCTION: ENFORCEMENT.

12.01. Headings. The paragraph and section headings are for convenience only and will not be deemed to affect in any way the language of the provision to which they refer.

12.02. Governing Law and Choice of Forum. This Settlement Agreement shall be interpreted, construed and enforced in accordance with the substantive laws of the Commonwealth of Massachusetts, without regard to its principles of conflict of laws. The Parties further consent to the exclusive jurisdiction of the federal and state courts in Massachusetts with respect to the interpretation, construction or enforcement of this Settlement Agreement or anything relating thereto. In any action arising under or to enforce, construe or interpret this Settlement Agreement, the prevailing party shall recover its reasonable costs, expenses and attorneys’ fees from the other party.

12.03. Entire Agreement. This Settlement Agreement contains the entire understanding of the Parties relating to the matters referred to herein, and may only be amended by a written document, duly executed on behalf of the respective parties. There are no understandings, agreements, representations, warranties, expressed or implied, not specified herein regarding this Settlement Agreement or the subject matter hereof. No waiver of any of the provisions of this Settlement Agreement shall constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

13.	COUNTERPARTS.

This Settlement Agreement may be executed in separate counterparts, each of which shall be considered an original but all of which shall constitute one agreement.

IN WITNESS WHEREOF, each of the Parties has caused three (3) original copies of this Settlement Agreement to be executed on their behalf by their duly authorized representative as of the day and year aforesaid.

CYTOGEN CORPORATION	ADVANCED MAGNETICS, INC.

By: /s/ Michael D. Becker	By: /s/ Brian J.G. Pereira
Duly Authorized	Duly Authorized

Name: Michael D. Becker	Name: Brian J.G. Pereira

Title: President & CEO	Title: President & CEO
Date: February 15, 2007	Date: February 15, 2007